EXHIBIT 10.1

LETTER AGREEMENT

This Letter Agreement (the "Agreement") is entered into as of November 7, 2008 (the "Effective Date") by and between Execute Sports, Inc. (the "Company") and Dutchess Privates Equities Fund, Ltd. ("Dutchess"), with reference to the following facts:

RECITALS

          A.   Dutchess is a senior secured creditor of the Company having a lien on all of its assets. Dutchess was also a senior secured creditor of Challenger Powerboats, Inc. ("Challenger") and all of its subsidiaries, including IMAR Group LLC ("IMAR"); and

          B.   In August of 2007 the Company acquired all of the assets of the Sugar Sand boat line from Challenger and as part of the terms of such asset purchase, IMAR manufactured Sugar Sand boats on behalf of the Company; and

          C.   Challenger (including IMAR) filed chapter 7 bankruptcy in April of 2008 and permanently ceased all of its, and IMAR's, operations and as a result there remains an inventory of Challenger Powerboats in which Dutchess has a security interest and intends to liquidate, including the Gekko boat line and trailers (the "Challenger Inventory"), and an inventory of Sugar Sand boats and trailers that the Company owns and also intends to liquidate (the "Sugar Sand Inventory"); and

          D.   In order to facilitate the liquidation of the Challenger and Sugar Sand Inventories certain documentation must be provided to any acquirer of such inventory, including the issuance of a Manufacturer's Statement of Origin ("MSO") or Certificate of Statement of Origin ("CSO") for any boat that is purchased (or owned) and the transfer of title for any boat trailer that is purchased, however, because of the Challenger bankruptcy filing the "manufacturer" of Challenger (and Gekko) boats, and the title holder to Challenger, Gekko and Sugar Sand boat trailers - Challenger or IMAR - is no longer able or willing to do so; and

          E.   Dutchess and Challenger, for itself and its subsidiaries (including IMAR), entered into a security agreement dated September 30, 2007 (the "Security Agreement") in order to provide Dutchess with a security interest in the Challenger/IMAR assets pursuant to which Dutchess has a power-of-attorney to act on behalf of Challenger and/or IMAR; and

          F.   Dutchess intends to exercise its powers-of-attorney pursuant to the Security Agreement in order to facilitate the liquidation of the Challenger Inventory and boat trailers included in the Sugar Sand Inventory, and pursuant to such power-of-attorney further desires to appoint the Company as its agent for purposes facilitating the liquidation of the Challenger Inventory and of issuing and/or transferring any and all documentation needed to facilitate such sales of inventory, and the Company desires to act as agent for Dutchess.

          NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, and other good valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereby agree as follows:

          1.   Representations and Warranties. Dutchess represents and warrants that: (i) the Bankruptcy Trustee in the Challenger/IMAR bankruptcy cases abandoned all interest in the Challenger Inventory and the Sugar Sand Inventory listed on the Schedules filed in the cases, and has not otherwise asserted any interest in any Challenger Inventory or Sugar Sand Inventory, (ii) it has the proper authority under the power-of-attorney granted to itself pursuant to the Security Agreement to liquidate the Challenger Inventory and to authorize the transfer and/or issuance of any documentation needed to provide proper title to any acquirer of the Challenger Inventory or boat trailers included in the Sugar Sand Inventory and to appoint the Company as its agent for the purpose of facilitating the liquidation of the Challenger Inventory and transferring and/or issuing such documentation, and (iii) notwithstanding anything contained in this Agreement it agrees and understands that the Company does not need any authority granted to it by Dutchess in order for the Company to sell the Sugar Sand Inventory or issue MSO's or CSO's for any Sugar Sand boat the Company sells, provided however, the Company may need or require authorization from Dutchess to re-issue a MSO or CSO to an existing owner of a Sugar Sand boat, if such reissuance is requested by Dutchess ( see Section 3(i) below) , and further agrees that the Sugar Sand Inventory is the property of the Company and that proceeds from the sale of any Sugar Sand Inventory shall be the property of the Company, except as outlined in 4(b) below.

          2.   Appointment of the Company as Agent for Dutchess. Pursuant to the power-of-attorney granted to it under the Security Agreement, Dutchess hereby appoints the Company as its agent for purposes facilitating the liquidation of the Challenger Inventory and of issuing and transferring ownership documentation to facilitate the liquidation of the Challenger Inventory and boat trailers included in the Sugar Sand Inventory and to re-issue inaccurate ownership documentation as needed, as outlined in Section 3 herein.

          3.   Company Covenants. In consideration of the mutual covenants and agreements set forth in this Agreement, the Company agrees that (i) it shall issue a CSO to any purchaser of a Challenger or Gekko powerboat, or a replacement CSO or MSO requested by Dutchess to any owner of a Challenger, Gekko or Sugar Sand powerboat, upon receiving documentation, to the reasonable satisfaction of the Company and Dutchess, that indicates that such person or entity is the bona fide purchaser of a Challenger or Gekko powerboat or the actual owner of a Challenger, Gekko or Sugar Sand powerboat (certain owners of Challenger, Gekko or Sugar Sand powerboats may need re-issuances of MSO's or CSO's due to typographical errors in the original documentation), (ii) it shall transfer title for any Challenger, Gekko or Sugar Sand boat trailer to any person or entity that purchases a Challenger, Gekko or Sugar Sand boat trailer upon receiving documentation, to the reasonable satisfaction of the Company and Dutchess, that indicates that such person or entity is the bona fide purchaser of a Challenger, Gekko or Sugar Sand boat trailer, (iii) it shall not issue any MSO or CSO or transfer any boat title pursuant to (i) and (ii) without receiving written authorization from Dutchess that it approves of such issuance or transfer, and (iv) it understands and agrees that the Sugar Sand Inventory and any proceeds the Company receives from the sale of Sugar Sand Inventory shall be subject to the security agreement and lien that Dutchess has in regard to all of the Company's assets.

          4.   Consideration Paid to the Company. As consideration for the Company (a) agreeing to act as its agent pursuant to this Agreement, and (b) agreeing to assign to Dutchess the proceeds already received from the completed sale of the following two (2) Sugar Sand boats; (1) 2006 Sugar Sand Mirage Fun & Fish, Hull # USIMWJ05371506 (net proceeds previously received by Dutchess of approximately of $5,600), and (2) 2006 Tango Extreme GT, Hull # US1MWT27201506 (net proceeds previously received by Dutchess of approximately $7,000), Dutchess shall (i) waive its right to repayment of that certain Convertible Debenture, and all interest accrued thereon, issued by the Company to Dutchess, original face value of $5.75 million, dated August 23, 2007, (ii) forfeit its rights to any penalties or liquidated damages that have accrued through the Effective Date in connection with that certain convertible debenture issued by the Company to Dutchess, original face value of $1.9 million, dated May 15, 2006, provided however, that such forfeiture is subject to the Company having settled or resolved outstanding and/or threatened litigation existing as of the Effective Date to the satisfaction of Dutchess in its sole and absolute discretion.

          5.   Attorneys' Fees. In the event any dispute arises under this Agreement or the documents or instruments executed and delivered in connection with this Agreement, and the parties hereto resort to litigation to resolve such dispute, the prevailing party in any such litigation, in addition to all other remedies at law or in equity, shall be entitled to an award of costs and fees from the other party, which costs and fees shall include, without limitation, reasonable attorneys' fees and legal costs.

          6.   Choice of Law; Venue. This Agreement will be construed and enforced in accordance with and governed by the laws of the State of California and the federal law of the United States without reference to principles of conflicts of law. The parties agree that, in the event of any dispute arising out of this Agreement or the transactions contemplated thereby, venue for such dispute shall be in the state or federal courts located in Orange County, California, and that each party hereto waives any objection to such venue based on forum non conveniens.

          7.   Severability. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable, such provision(s) shall (i) be modified to the minimum extent necessary to render it valid and enforceable, or (ii) if it cannot be so modified, be deemed not to be a part of this Agreement and shall not affect the validity or enforceability of the remaining provisions.

          8.   Counterparts/Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which when so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument. In lieu of the original, a facsimile transmission or copy of the original shall be as effective and enforceable as the original.

          IN WITNESS WHEREOF, the parties hereto have executed this Letter Agreement as of the day and year first written above.

THE COMPANY:	DUTCHESS:
Execute Sports, Inc. a Nevada Corporation	Dutchess Private Equities Fund, Ltd., a Cayman Islands exempt company

By: _________________________ James R. Arabia, CEO	By: _________________________ Douglas H. Leighton